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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions 'Summary Consolidated Financial and Operating Data,' 'Selected Consolidated Financial Data,' and 'Experts' and to the use of our report dated February 4, 1998 in the Registration Statement (Form S-2) and the related Prospectus of Amtran, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated February 4, 1998, with respect to the financial statements and schedule of Amtran, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          /S/ ERNST & YOUNG LLP


Indianapolis, Indiana
July 27, 1998


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